UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2021

Mudrick Capital Acquisition Corporation II

(Exact name of registrant as specified in its charter)

Delaware	001-39771	85-2347188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

527 Madison Avenue, 6th Floor

New York, NY 10022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (646) 747-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, and one-half of one Redeemable Warrant	MUDSU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	MUDS	The Nasdaq Stock Market LLC

Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	MUDSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2021, Mudrick Capital Acquisition Corporation II (“MUDS”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among MUDS, Titan Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of MUDS (“First Merger Sub”), Titan Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of MUDS (“Second Merger Sub”), Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), and Tornante-MDP Joe Holding LLC, a Delaware limited liability company and the sole stockholder of the Company (“Holdings”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”), pursuant to which (i) First Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the merger (the “First Merger”) and (ii) Second Merger Sub will merge with and into the surviving corporation in the First Merger, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

The proposed Business Combination is expected to be consummated after the required approval by the stockholders of MUDS and the satisfaction of certain other conditions summarized below.

Merger Agreement

Merger Consideration

The aggregate consideration to be paid to stockholders of the Company will consist of:

•	a combination of stock and cash consideration in an aggregate amount equal to (a) $1.227 billion, minus (b) the net indebtedness of the Company as of immediately prior to the Closing, minus (c) MUDS’ and the Company’s transaction expenses, in each case, incurred in connection with the Transactions, up to a maximum aggregate amount of $50 million (and with respect to MUDS, up to a maximum amount of $25 million), minus (d) any remaining amounts payable by the Company under any affiliated contract being terminated as part of the transaction (the “Closing Merger Consideration”);

•	7,684,730 shares of Class B common stock of the combined company (the “Earnout Shares”), subject to forfeiture if certain share price targets are not achieved in accordance with the applicable terms set forth in the Merger Agreement (and which will convert into shares of the combined company’s Class A common stock or Class E common stock, as applicable, upon the achievement of such share price targets);

•	rights to receive payments under the Tax Receivable Agreement (as defined below); and

•	rights to certain tax refunds received by the Company in respect of pre-Closing tax periods.

The cash portion of the Closing Merger Consideration will be an amount equal to (a) the amount of cash permitted to be distributed by the Company to its stockholders prior to the Closing but not so distributed, plus (b) all amounts in MUDS’ trust account (after reduction for the aggregate amount required to be paid in connection with any valid stockholder redemptions), plus (c) the aggregate amount of the PIPE Investment (as defined below) funded as of immediately prior to the Closing (clauses (b) and (c), together, the “Available Closing Buyer Cash”), minus (d) MUDS’ and the Company’s transaction expenses, in each case, incurred in connection with the Transactions, up to an aggregate amount of $50 million (and with respect to MUDS expenses, up to a maximum amount of $25 million), minus (e) the greater of (i) the amount by which the cash and cash equivalents of the Company is less than $50 million and (ii) the amount by which the net indebtedness of the Company exceeds $144 million, minus (f) any remaining amounts payable by the Company under any affiliated contract being terminated as part of the transaction; provided, that the amount of cash consideration may be reduced if necessary to ensure (x) that total cash consideration is no more than sixty percent of the total consideration payable to Company stockholders at the Closing or (y) that certain equityholders of the Company (other than Tornante Topps, LLC and Topps Management, LLC) receive no less than 5,001,125 shares of the combined company’s Class A common stock in the aggregate in connection with the Transactions.

The remainder of the Closing Merger Consideration will be paid in shares of MUDS’ Class A common stock and MUDS’ Class E common stock at a per share price of $10.15 per share. The portion of the Closing Merger Consideration to be paid to stockholders of the Company that are affiliated with Michael Eisner (namely, Tornante Topps LLC) will consist entirely of MUDS’ Class E common stock (which will entitle the holder thereof to 10 votes per share) and will not include any cash. The portion of the Closing Merger Consideration to be paid to all other stockholders of the Company will consist of cash and MUDS’ Class A common stock (which will entitle the holder thereof to 1 vote per share).

MUDS’ Class E common stock held by Tornante Topps LLC will convert into MUDS’ Class A common stock on a one-for-one basis at any time at the election of the holder and automatically upon a transfer to a third party (specifically excepting certain affiliated, charitable and other permitted transfers). All MUDS’ Class E common stock will convert into MUDS’ Class A Common Stock upon the death or permanent mental incapacity of Michael Eisner, Michael Eisner ceasing to have majority voting control over Tornante Topps LLC and Tornante Topps LLC, its affiliates and its permitted transferees ceasing to own at least 33.3% of the shares owned by them at the Closing.

MUDS’ Class B common stock will be issued in two equal series consisting of 3,842,365 shares of Series B-1 common stock and 3,842,365 shares of Series B-2 common stock. The Series B-1 common stock have a “triggering event” if the volume-weighted average share price of MUDS’ Class A common stock is $14.00 or above for 20 trading days within a 30 consecutive trading day period within 18 months after the Closing. If such triggering event (or another triggering event) has not previously occurred, both the Series B-1 common stock and Series B-2 common stock will have a triggering event if the volume-weighted average share price of MUDS’ Class A common stock is $16.00 or above for 20 trading days within a 30 consecutive trading day period within 3 years after the Closing. A triggering event also occurs if there is a merger, consolidation, tender offer, exchange offer, business combination or sale at or above the relevant share price. MUDS’ Class B common stock will convert automatically into shares of MUDS’ Class E common stock (in the case of Tornante Topps LLC) and shares of MUDS’ Class A common stock (in all other cases) upon a triggering event. Any shares of MUDS’ Class B common stock that have not vested by the third anniversary of the Closing shall be cancelled.

At the effective time of the First Merger, each outstanding share of common stock of the Company (other than treasury shares or shares owned by MUDS, First Merger Sub, Second Merger Sub or the Company) will be cancelled and converted into the right to receive a portion of the consideration described above, as determined in accordance with the Company’s organizational documents. Following the consummation of the Mergers, MUDS will own, directly or indirectly, all of the outstanding equity interests of the surviving company, and the former stockholders of the Company will become stockholders of MUDS.

Company Recapitalization and Holdings Liquidation

Prior to the Closing, the Company will undergo a recapitalization transaction, and Holdings will subsequently liquidate and distribute the equity interests of the Company to Holdings’ members. Taken together, these pre-Closing transactions will result in Holdings’ members becoming stockholders of the Company.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, formation, corporate power and authority, (ii) subsidiaries (iii) authorization to enter into the Merger Agreement, (iv) capital structure, (v) consents and approvals, (vi) financial statements, (vii) liabilities, (viii) real estate, (ix) litigation, (x) material contracts, (xi) taxes, (xii)  absence of certain changes, (xiii) environmental matters, (xiv) employee matters, (xvii) licenses and permits, (xviii) compliance with laws and (xix) regulatory matters. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the Closing.

Covenants

The Merger Agreement contains customary covenants of the parties, including, among others, covenants providing for (i) the operation of the parties’ respective businesses prior to consummation of the Transactions, (ii) MUDS and the Company’s efforts to satisfy conditions to consummation of the Transactions, (iii) MUDS and the Company to cease discussions for alternative transactions, (iv) MUDS to prepare and file a proxy statement for the purpose of soliciting proxies from MUDS’ stockholders to vote in favor of certain matters (the “Buyer Stockholder Matters”), including the adoption of the Merger Agreement, approval of the Transactions, amendment and restatement of MUDS’ certificate of incorporation and certain other matters at a special meeting called therefor (the “Special Meeting”), (v) the protection of, and access to, confidential information of the parties and (vi) the parties’ efforts to obtain necessary approvals from governmental agencies. Covenants of the parties contained in the Merger Agreement requiring performance prior to Closing will terminate and be of no further force and effect as of the Closing.

Conditions to Closing

The consummation of the Transactions is subject to customary closing conditions for special purpose acquisition companies, including, among others: (i) approval by MUDS’ stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) MUDS having at least $5,000,001 of net tangible assets as of the closing of the Transactions and (v) customary bringdown conditions. Additionally, (a) the obligations of the Company to consummate the Transactions are conditioned upon, among others, the amount of Available Closing Buyer Cash being no less than $350 million as of the closing of the Transactions and (b) the obligations of MUDS to consummate the Transactions are conditioned upon, among others, the amount of Available Closing Buyer Cash being no less than $350 million minus the Backstop Amount (as defined below).

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Transactions, as follows:

(i)	by mutual written consent of MUDS and the Company;

(ii)	by either MUDS or the Company if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently enjoining or prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;

(iii)	by either MUDS or the Company if the other party has breached any of its covenants, agreements, representations or warranties which would result in the failure of certain conditions to be satisfied at the closing and has not cured its breach within twenty business days of the notice of an intent to terminate, provided that the terminating party’s failure to fulfill any of its obligations under the Merger Agreement is not the primary cause of the failure of the closing to occur;

(iv)	by either MUDS or the Company if the transactions are not consummated on or before January 6, 2022 (the “Termination Date”), provided that the Termination Date with respect to MUDS’ right to terminate will be automatically extended if any bona fide action for specific performance or other equitable relief is filed by Holdings or the Company with respect to the Merger Agreement, the other transaction agreements specified in the Merger Agreement or otherwise regarding the Transactions is commenced or pending on or prior to the Termination Date, provided that the terminating party’s failure to fulfill any of its obligations under the Merger Agreement is not the primary cause of the failure of the closing to occur by such date;

(v)	by either MUDS or the Company if, at the Special Meeting, the Transactions and certain of the Buyer Stockholder Matters shall fail to be approved by holders of MUDS’ outstanding shares, provided that MUDS’ right to terminate for failure to obtain such approval shall not be available if, at the time of such termination, MUDS is in breach of certain of its obligations under the Merger Agreement, including with respect to the preparation, filing and mailing of the proxy statement and convening the Special Meeting; or

(vi)	by MUDS if there has been a Material Adverse Effect on the Company.

The foregoing description of the Merger Agreement and the Transactions does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K (this “Current Report”) to provide investors with information regarding its terms. It is not intended to provide any other factual information about MUDS, the Company, Holdings or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, are subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in MUDS’ public disclosures.

A copy of the Merger Agreement is filed with this Current Report as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Related Agreements

Subscription Agreements

In connection with the execution of the Merger Agreement, MUDS entered into subscription agreements with certain investors (“Subscription Agreement”), pursuant to which such investors have agreed to purchase an aggregate of 24,630,542 shares of MUDS’ Class A common stock, for a purchase price of $10.15 per share and for an aggregate commitment of $250 million, inclusive of the full Backstop Amount (the “PIPE Investment”). The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions. The form of Subscription Agreement (other than with respect to the Backstop Amount) is attached as Exhibit 10.1 hereto and is incorporated herein by reference, and the foregoing description of the Subscription Agreement is qualified in its entirety by reference thereto.

As part of such PIPE Investment, and concurrently with the execution of the Merger Agreement, MUDS entered into a subscription agreement with funds and accounts managed by Mudrick Capital Management, L.P. (the “Mudrick Backstop Parties” and, such subscription agreement, the “Backstop Agreement”), pursuant to which the Mudrick Backstop Parties have agreed to purchase an aggregate of up to 9,852,216 shares of MUDS’ Class A common stock, for a purchase price of $10.15 per share and for an aggregate commitment of up to approximately $100 million (the “Backstop Amount”); provided, that the Mudrick Backstop Parties may elect in connection with the Closing to reduce the Backstop Amount by the excess above $350 million (if any) of the amount of the Available Buyer Closing Cash (including the maximum Backstop Amount). The form of Backstop Agreement is attached as Exhibit 10.2 hereto and is incorporated herein by reference, and the foregoing description of the Backstop Agreement is qualified in its entirety by reference thereto.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, on April 6, 2021, MUDS and the Sponsor entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed (i) to vote all of its shares of MUDS common stock (a) in favor of (x) adoption of the Merger Agreement and (y) approval of the Transactions and the other MUDS stockholder proposals and (b) against any proposal that would materially impede the Transactions, (ii) not to redeem any shares of MUDS’ Class A common stock in connection with the Transactions, (iii) for a period of three (3) years following the Closing, not to form a “group” for the purpose of voting against persons nominated by the equityholders of Holdings for election as directors of MUDS, (iv) waive anti-dilution rights that would result in MUDS’ Class B common stock converting on anything other than a 1-to-1 basis and (v) if more than 20% of MUDS’ Class A common stock is redeemed by MUDS’ stockholders in connection with the Transactions, to surrender for cancellation up to 2,635,416 shares of MUDS’ Class B common stock in proportion to the incremental percentage of shares redeemed above such 20% threshold. The Sponsor Support Agreement is attached as Exhibit 10.3 hereto and is incorporated herein by reference, and the foregoing description of the Sponsor Support Agreement is qualified in its entirety by reference thereto.

Investor Rights Agreement

At the consummation of the Transactions, MUDS, Tornante Topps, LLC, investment funds affiliated with Madison Dearborn Partners, LLC, and certain parties listed therein will enter into an investor rights agreement, which will provide, among other things, certain director nomination rights with respect to the post-Closing board of directors of the combined company on a go-forward basis, including that Tornante Topps, LLC will be entitled to nominate a number as is proportional to its voting ownership percentage, and investment funds affiliated with Madison Dearborn Partners, LLC will be entitled to certain rights to have its director designee appointed to committees of the post-Closing board of directors of the combined company. The combined company will also agree not to remove directors designated by the aforementioned parties. MUDS expects to be a controlled company within the meaning of the NASDAQ rules at the Closing and has agreed to certain covenants in accordance therewith.

Tax Receivable Agreement

At the consummation of the Transactions, MUDS will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with certain equityholders of the combined company. Pursuant to the Tax Receivable Agreement, the combined company will be required, among other things, to pay the equityholders party thereto 85% of the amount of the actual tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that the combined company actually realizes as a result of certain preexisting tax attributes; provided, that the total payments under the Tax Receivable Agreement shall not exceed $16 million.

In the case of a change of control of the combined company, certain divestitures that do not constitute a change of control of the combined company, or a material breach of the combined company’s obligations under the Tax Receivable Agreement, the combined company will be required to make a payment to certain equityholders of the combined company in an amount equal to the present value of future payments under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to the combined company’s future taxable income.

Registration Rights Agreement

At the consummation of the Transactions, MUDS, the Sponsor, and certain parties listed therein will enter into a registration rights agreement in respect of the shares of MUDS’ Class A common stock (including shares of MUDS’ Class A common stock underlying other securities held by such persons) issued to such persons in connection with the transactions set forth above. Pursuant to such agreement, the parties will be entitled to certain customary registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions.

The parties to the Registration Rights Agreement will be subject (subject to customary exceptions, including for permitted transfers) to a contractual lock-up on the sale of MUDS common stock as follows: (a) in the case of the Sponsor, (i) with respect to the shares it receives upon conversion of its Class B common stock (but not shares received in respect of its Backstop Amount), 12 months from Closing (subject to earlier termination if MUDS’ common stock trades above $12.00 for 20 trading days in any 30 consecutive trading days beginning 150 days after the Closing), and (ii) with respect to its warrants, 30 days after the Closing and (b) in the case of all other parties thereto (including Tornante Topps LLC and investment funds affiliated with Madison Dearborn Partners, LLC), 6 months from the Closing. The Class B common stock received by the Company’s equityholders is also subject to lock-up until such later date as there has been a triggering event with respect to such shares.

Item 3.02	Unregistered Sales of Equity Securities.

     The disclosure set forth above in Item 1.01 of this Current Report is incorporated by reference herein. The MUDS Class A common stock, MUDS Class B common stock and MUDS Class E common stock to be issued in connection with the Transactions (including the Subscription Agreements and the Backstop Agreement) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On April 6, 2021, MUDS and the Company issued a press release (the “Press Release”) announcing the Transactions. The Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Attached as Exhibit 99.2 and incorporated by reference herein is an investor presentation, dated April 2021 that will be used by MUDS with respect to the Transactions.

Attached as Exhibit 99.3 and incorporated by reference herein is a copy of the transcript of a pre-recorded video presentation that MUDS and the Company are making available via the following links: investors.thetoppscompany.com and https://dealroadshow.com/e/TOPPSREVIEW.

The information in this Item 7.01, including Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of MUDS under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3.

Cautionary Language Regarding Forward-Looking Statements

This Current Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements may include estimated financial information, including with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of MUDS, the Company or the combined company after completion of the proposed business combination, and are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could result in the proposed business combination not being completed at all or on the expected timeline, including as a result of the termination of the Merger Agreement or the failure to obtain approval of MUDS’ stockholders or other conditions to closing in the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against MUDS or the Company or any of their respective directors or officers, following the announcement of the proposed business combination; (3) the ability to meet applicable NASDAQ listing standards; (4) the risk that the proposed business combination disrupts current plans and operations of the Company’s business as a result of the announcement and consummation of the proposed business combination; (5) the inability to complete the PIPE Investment; (6) changes in domestic and foreign business, market, financial, political and legal conditions; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (11) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by MUDS. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MUDS and the Company undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this Current Report speak as of the date of its filing. Although MUDS may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by applicable securities laws.

No Offer or Solicitation

This Current Report shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This Current Report shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Additional Information About the Proposed Business Combination and Where to Find It

This Current Report is being made in respect of the proposed business combination involving MUDS and the Company. MUDS intends to file with the SEC a preliminary proxy statement relating to the proposed business combination. This Current Report does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. MUDS’ stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, any amendments thereto, the definitive proxy statement and any other documents filed, in connection with MUDS’ solicitation of proxies for its special meeting of stockholders to be held to approve the proposed business combination and other matters, as these materials will contain important information about MUDS, the Company and the proposed business combination.

When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of MUDS as of the record date to be established for voting on the proposed business combination. Stockholders of MUDS will also be able to obtain copies of the proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov. In addition, the documents filed by MUDS may be obtained free of charge from MUDS by directing a request to: Mudrick Capital Acquisition Corporation II, 527 Madison Avenue, Sixth Floor, New York, New York 10022.

Participants in the Solicitation

MUDS, the Company and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from MUDS’ stockholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of MUDS’ stockholders in connection with the proposed business combination will be set forth in MUDS’ proxy statement when it is filed with the SEC. You can find more information about MUDS’ directors and executive officers in MUDS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on April 2, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in MUDS’ preliminary and definitive proxy statement when it becomes available. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The Exhibit Index is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 6, 2021, by and among Mudrick Capital Acquisition Corporation II, Titan Merger Sub I, Inc., Titan Merger Sub II, LLC, Topps Intermediate Holdco, Inc. and Tornante-MDP Joe Holding LLC.

10.1	Form of Subscription Agreement.

10.2	Form of Backstop Agreement.

10.3	Sponsor Support Agreement, dated as of April 6, 2021, by and among Mudrick Capital Acquisition Corporation II and Mudrick Capital Acquisition Holdings II LLC.

99.1	Joint Press Release of Mudrick Capital Acquisition Corporation II and The Topps Company, Inc. dated April 6, 2021.

99.2	Investor Presentation of Mudrick Capital Acquisition Corporation II dated April 2021.

99.3	Transcript of Pre-Recorded Video Presentation.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Mudrick Capital Acquisition Corporation II agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mudrick Capital Acquisition Corporation II
Dated: April 6, 2021
	By:	/s/ Jason Mudrick
Name: Jason Mudrick
Title: Chief Executive Officer